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                     UNITED STATES                 OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION      OMB Number:  3235-0145
                 Washington, D.C. 20549            Expires: October 31, 1994
                                                   Estimated average burden
                      SCHEDULE 13G                 hours per response   14.90

          Under the Securities Exchange Act of 1934
                    (Amendment No. 2)*

              Centura Software Corporation
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                     (Name of Issuer)


                        Common Stock
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                (Title of Class of Securities)


                         15640W103
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                      (CUSIP Number)


Check the following box if a fee is being paid with the statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                           SCHEDULE 13G
CUSIP No.  15640W103

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   87-0393339                                          Novell, Inc.
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  ___
                                                                  (b)  ___
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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   Delaware
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NUMBER OF           5  SOLE VOTING POWER                          185,000
SHARES              --------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER                           -0-
OWNED BY            --------------------------------------------------------
EACH                7   SOLE DISPOSITIVE POWER                     185,000
REPORTING           ---------------------------------------------------------
PERSON              8   SHARED DISPOSITIVE POWER                      -0-
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    185,000
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     ___
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                        1%
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12  TYPE OF REPORTING PERSON*
                                                                      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                          SCHEDULE 13 G

Item 1.   (a)  Name of Issuer:
               Centura Software Corporation

          (b)  Address of Issuer's Principal Executive Office:
               1060 Marsh Road
               Menlo Park, California 94025

Item 2.   (a)  Name of Person Filing:
               Novell, Inc.

          (b)  Address of Principal Business Office:
               122 East 1700 South, Provo, Utah 84606

          (c)  Citizenship:
               A Delaware Corporation

          (d)  Title of Class of Securities:
               Common Stock

          (e)  CUSIP Number:
               15640W103

Item 3.   (a)  If this statement is filed pursuant to Rules 13 d-1 (b) or
               12 d-2 (b):
               Not applicable

Item 4.    Ownership

           The information furnished herein is as of 12/31/97

           (a)  Amount Beneficially Owned:
                185,000

           (b)  Percent of Class:
                1%

           (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    185,000

              (ii)  shared power to vote or to direct the vote
                    -0-

             (iii)  sole power to dispose or to direct the disposition of
                    185,000

              (iv) shared power to dispose or to direct the disposition of -0-

Item 5.  Ownership of Five Percent or Less of a Class
         Ownership of less than 5% due to sales of 872,500 shares from August through December 1997 at an average price of $1.92.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired

          the Security Being Reported on by the Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Member of the Group
          Not applicable

Item 9.   Notice of Dissolution of Group
          Not applicable

Item 10.  Certification
          Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Date:          February 10, 1998

          Signature:     _________________________________

          Name/Title:    Elizabeth A. De Paola, Assistant Corporate Secretary
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